Member News

12-28
July 30, 2012

TO: All Members

I am pleased to advise you of the following announcements in the attached news release:

•	Net income of $23.2 million for second quarter compared to $12.7 million for same period in 2011

•	Eighth consecutive partial repurchase of excess capital stock

•	Third consecutive dividend of 0.10 percent annualized

Please see the news release for additional detail on our unaudited financial results for second quarter.

Excess Capital Stock Repurchase
We will repurchase approximately $200 million in excess capital stock tomorrow, July 31, an amount significantly higher than the $113 million we repurchased last quarter. The amount of excess capital stock to be repurchased from any one member will be the lesser of a uniform “repurchase percentage” applied to each member’s total capital stock, or the member’s amount of excess capital stock. Using member capital stock amounts from close of business today, we will calculate the repurchase percentage and the amount of excess capital stock. Your capital stock repurchase amount will be credited to your demand deposit account (DDA) tomorrow, Tuesday, July 31, 2012.

Dividend Payment
The dividend will be calculated on stockholders’ average capital stock held during the period April 1 to June 30, 2012 and will also be credited to members’ DDAs tomorrow.

Tuesday’s limited repurchase of excess capital stock does not signal that similar repurchases will occur automatically going forward, nor does the dividend payment signal that similar declarations will be forthcoming. We will continue to monitor the condition of our private-label mortgage-backed securities portfolio, our overall financial performance, retained earnings position, our market value to capital stock ratio, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of any excess capital stock repurchases or dividends in future quarters.

As a reminder, our quarterly conference call is scheduled for Thursday, August 2, at 9:30 a.m. If you have yet to register, you may do so by clicking here. Should you have questions regarding these announcements, please contact Craig Howie, your relationship manager or me directly.

Sincerely,

Winthrop Watson
President and Chief Executive Officer